EXHIBIT 99.1

External Investor Relations	Company Investor Relations/
Contact:	Media Contact:
Kirin Smith	Todd Waltz
PCG Advisory Group	(408) 213-0940
(646) 863-6519	investors@aemetis.com
ksmith@pcgadvisory.com

Aemetis Closes New $100 Million Credit Facilities for Carbon Reduction Projects and Working Capital

 Funding; Repays $16 Million of Higher Interest Rate Debt

Base Interest Rate of 8% for Capital Projects and 10% for Working Capital Line

CUPERTINO, CA – March 3, 2022 – Aemetis, Inc. (NASDAQ: AMTX), a renewable fuels company focused on negative carbon intensity products, announced today the closing of two new, lower interest rate credit facilities with aggregate availability of up to $100 million, comprised of up to $50 million for projects that produce lower carbon intensity renewable products and up to $50 million for working capital. In connection with the closing of the new credit facilities, Aemetis repaid $16 million of higher interest rate debt, building upon the more than $60 million of higher interest rate debt repaid during 2021.

The base interest rates under the new credit facilities are 8% for capital projects and 10% for working capital financing and were provided by Third Eye Capital of Toronto, Canada, which has funded Aemetis as a senior lender since 2008. The credit facilities are expected to provide funding for the Aemetis projects that reduce the carbon intensity of renewable fuels, including a zero carbon intensity solar array and extensive process equipment electrification upgrades to the Keyes ethanol plant, a sustainable aviation fuel (SAF) and renewable diesel plant, and carbon sequestration facilities.

“This new, lower-cost financing builds on our relationship with Third Eye Capital that began with our first funding in 2008,” said Eric McAfee, Chairman and CEO of Aemetis. “We sincerely appreciate their support for carbon reduction investments and other growth projects at Aemetis. This lower interest rate debt funding is designed to fund the development of the 90 million gallon per year Carbon Zero 1 sustainable aviation fuel and renewable diesel plant; fully fund the remaining Keyes plant upgrades to install solar and mechanical vapor recompression; and fully fund the two characterization wells, engineering and permitting for the Aemetis Carbon Capture subsidiary to submit EPA Class VI CO2 sequestration licenses at our two biofuels plant sites.”

Both credit facilities have availability provisions based on the qualified use of funds and other factors. Consideration to the lender includes a warrant to purchase 500,000 shares of Aemetis common stock at a $20 per share exercise price and a warrant to purchase 100,000 shares of Aemetis common stock at an exercise price equal to the 30 day VWAP of Aemetis common stock ($10.20).

The new debt facilities are expected to provide the remaining funding required for engineering and permitting of the Carbon Zero renewable jet and diesel plant in Riverbank, California from Aemetis prior to completion of project debt financing. Aemetis has invested more than $32 million of cash and grants in the renewable jet and diesel plant.

In addition to a $3.2 billion, 10-year renewable diesel supply agreement with a leading travel stop company, Aemetis has signed $2.5 billion of sustainable aviation fuel supply agreements with Delta Air Lines, American Airlines and Japan Airlines to supply a 40% blend of SAF and 60% petroleum jet fuel to San Francisco Airport. An additional $1 billion of Memorandum of Understandings have been signed with other members of the oneworld Alliance, which are expected to be converted to signed agreements by the end of Q2 2022.

About Aemetis

Aemetis has a mission to transform renewable energy with below zero carbon intensity transportation fuels. Aemetis has launched the Carbon Zero production process to decarbonize the transportation sector using today’s infrastructure.

Aemetis Carbon Zero products include zero carbon fuels that can “drop in” to be used in airplane, truck, and ship fleets. Aemetis low-carbon fuels have substantially reduced carbon intensity compared to standard petroleum fossil-based fuels across their lifecycle.

Headquartered in Cupertino, California, Aemetis is a renewable natural gas, renewable fuel and biochemicals company focused on the acquisition, development and commercialization of innovative technologies that replace petroleum-based products and reduce greenhouse gas emissions. Founded in 2006, Aemetis has completed Phase 1 and is expanding a California biogas digester network and pipeline system to convert dairy waste gas into Renewable Natural Gas. Aemetis owns and operates a 65 million gallon per year ethanol production facility in California’s Central Valley near Modesto that supplies about 80 dairies with animal feed. Aemetis also owns and operates a 50 million gallon per year production facility on the East Coast of India producing high quality distilled biodiesel and refined glycerin for customers in India and Europe. Aemetis is developing the Carbon Zero sustainable aviation fuel (SAF) and renewable diesel fuel biorefineries in California to utilize distillers corn oil and other renewable oils to produce low carbon intensity renewable jet and diesel fuel using cellulosic hydrogen from waste orchard and forest wood, while pre-extracting cellulosic sugars from the waste wood to be processed into high value cellulosic ethanol at the Keyes plant. Aemetis holds a portfolio of patents and exclusive technology licenses to produce renewable fuels and biochemicals. For additional information about Aemetis, please visit www.aemetis.com.

Safe Harbor Statement

This news release contains forward-looking statements, including statements regarding assumptions, projections, expectations, targets, intentions or beliefs about future events or other statements that are not historical facts. Forward-looking statements in this news release include, without limitation, statements relating to the development and construction of the Keyes plant upgrades, sustainable aviation fuel and renewable diesel plant and carbon sequestration facilities, our compliance with governmental programs, the use of proceeds with respect to the new credit facilities, the total availability under our credit facilities, the conversion of memorandum of understandings with respect to SAF to signed agreements, and our ability to access markets and funding to execute our business plan. Words or phrases such as “anticipates,” “may,” “will,” “should,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “showing signs,” “targets,” “view,” “will likely result,” “will continue” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on current assumptions and predictions and are subject to numerous risks and uncertainties. Actual results or events could differ materially from those set forth or implied by such forward-looking statements and related assumptions due to certain factors, including, without limitation, competition in the ethanol, biodiesel and other industries in which we operate, commodity market risks including those that may result from current weather conditions, financial market risks, customer adoption, counter-party risks, risks associated with changes to federal policy or regulation, and other risks detailed in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2020 and in our subsequent filings with the SEC. We are not obligated, and do not intend, to update any of these forward-looking statements at any time unless an update is required by applicable securities laws.